CONSENT OF INEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 31, 1997, relating to the financial statements of Prudential Qualified Individual Variable Contract Account, which appears in such Statement of Additional Information.

We also consent to the use in the Statement of Additional Information constituting part of this Registration Statement of our report dated March 10, 1997, relating to the statutory financial statements of Prudential Insurance Company of America, which appears in such Statement of Additional Information.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
April 24, 1997